     Exhibit 10.C

Interoffice Memo

Date: 03/01/2001 To: Selim Bassoul CC: WFW From: David B. Baker Selim, Below outlines the content of the special executive compensation program that is offered to you.

1.	The term of this program is 3 years. Expiring with the end of fiscal year 2003.

2.	The company will transfer to you, at $6.00 per share, 50,000 shares of TMC common stock.

3.	The company will loan you the funds necessary to make the above purchase, secured by the stock and personally payable by you to the company subject to the provisions outlined below.

4.	This stock will be owned by you, but held by the company.

5.	This stock will be restricted and subject to rule 144 as you are an officer of the company and considered an insider. The holding period of this stock begins when and as the note is forgiven and the stock is released from the pledge.

6.	Interest on your loan will be calculated at the higher of, the rates paid to those employees participating in the deferred compensation plan, or, the minimum IRS rate allowed by law.

7.	Any sale of the stock will be for your account and subject to taxes paid which will be your responsibility.

8.	The amount of your loan, plus interest, will be retired by the company (special bonus) if your performance meets or exceeds the “Earnings Before Taxes” targets listed below:

Confidential

Interoffice Memo

A: For fiscal year 2001, Earnings Before Taxes, for the corporation, must equal or exceed $ 1.20 per share.

B: For fiscal year 2002, Earnings Before Taxes, for the corporation, must equal or exceed $ 1.50 per share.

C: For fiscal year 2003, Earnings Before Taxes, for the corporation, must equal or exceed $ 1.75 per share

9.	Your “special bonus” will be calculated and paid as follows:

a.	If you meet or exceed your performance goals in a given year, the company will retire, 1/3 of the remaining balance of the principal and interest of your loan in year one, 50% of the remaining balance of your loan in year two, and the remaining balance of your loan in year three.

b.	If you did not meet your objective, but your cumulative actual performance equaled or exceeded the cumulative objective, the company will retire the remaining balance of the principal and interest of your loan according to the schedule in “a” above. If you fail to meet either of these objectives, no payment will be made.

10.	If you leave the company, voluntarily, for any reason, the balance of the loan becomes due and immediately payable.

11.	If you leave the company due to termination (except for cause), the balance of the loan must be repaid in 24 months.

12.	If during the term of the loan, William F. Whitman sells 20% or more of his personal stock holdings in the company, your loan will be forgiven.

Example:

Performance objective:	Actual performance:

Year 2001 — EBT= $ 1.20/share	Actual performance = $ 1.30/share

Year 2002 — EBT= $ 1.50/share	Actual Performance = $ 1.45/share

Year 2003 – EBT= $ 1.75/share	Actual Performance = $ 1.75/share

Stock price at purchase $ 6.00/share —	Loan value = $ 300,000

Interest rate 6.00%

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Interoffice Memo

EXAMPLE (cont.):

January 2002 Loan balance = $300,000 + interest ($18,000) = Total $318,000.

As Actual performance exceeded objective, bonus payment = $106,000

January 2003 Loan balance = $212,000 + interest ($12,720) = Total $224,720

Actual performance did not meet objectives, however cumulative actual equaled cumulative objective, bonus payment = $112,360

January 2004 Loan balance = $112,360+ interest ($6,742)= Total Actual exceeded objective, bonus payment = $119,102

Agreed ________________________________________ Dated _________

Selim Bassoul

For the Company ________________________________ Dated __________

David B. Baker – Chief Financial Officer

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